Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President,
		Investor Relations	(818) 223-7548

RYLAND REPORTS RESULTS FOR THE SECOND QUARTER OF 2007

CALABASAS, Calif. (July 25, 2007) – The Ryland Group, Inc. (NYSE: RYL), today announced results for its second quarter ended June 30, 2007.  Items of note included:

•                  Net loss of $1.25 per share for the quarter ended June 30, 2007, including pretax charges of $147.1 million for inventory valuation adjustments and write-offs, compared to earnings of $2.03 per share for the same period in the prior year;

•                  Excluding inventory valuation adjustments and write-offs, earnings for the quarter would have been $0.80 per share;

•                  Consolidated revenues of $739.7 million for the quarter ended June 30, 2007, reflected a decrease of 38.2 percent from the quarter ended June 30, 2006;

•                  Gross profit margins from home sales averaged 19.0 percent prior to inventory valuation adjustments and write-offs and negative 1.3 percent subsequent to these adjustments for the quarter ended June 30, 2007, compared to 23.2 percent for the same period in 2006;

•                  Closings for the quarter ended June 30, 2007, totaled 2,461 units, reflecting a 35.3 percent decrease from the same period in the prior year;

•                  New order units in the second quarter of 2007 declined 16.6 percent to 2,521 units from 3,023 units in the second quarter of 2006;

•                  Inventory of houses started and unsold declined to 1,418 units at June 30, 2007, denoting decreases of 18.7 percent and 19.5 percent, from December 31, 2006 and June 30, 2006, respectively;

•                  Net debt-to-total capital ratio was 40.3 percent at June 30, 2007; and

•                  Shares of the Company’s common stock repurchased during the second quarter of 2007 totaled 370,000, or less than one percent of the weighted-average shares outstanding.

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RYLAND SECOND-QUARTER RESULTS

RESULTS FOR THE SECOND QUARTER OF 2007

For the second quarter ended June 30, 2007, the Company reported a consolidated net loss of $52.4 million, or $1.25 per diluted share, compared to earnings of $94.8 million, or $2.03 per diluted share, for the same period in 2006.  Excluding inventory valuation adjustments and write-offs, which totaled $147.1 million, earnings for the quarter would have been $0.80 per share.

The homebuilding segments reported a pretax loss of $91.5 million during the second quarter of 2007, compared to $153.8 million in pretax earnings for the same period in 2006.  This decrease was primarily due to a decline in closings and margins, which included the impact of inventory valuation adjustments and write-offs.

Homebuilding revenues decreased 38.3 percent to $722.6 million for the second quarter of 2007, compared to $1.2 billion for the same period in 2006.  This decline was primarily attributable to closings that totaled 2,461 units, representing a 35.3 percent decrease from the same period in the prior year, and to a slight decline in the average closing price of a home, which decreased to $292,000 for the quarter ended June 30, 2007, from $295,000 for the quarter ended June 30, 2006.  Homebuilding revenues for the second quarter of 2007 included $3.0 million from land sales, compared to $29.2 million from land sales for the second quarter of 2006, which contributed net gains of $595,000 and $10.0 million to pretax earnings in 2007 and 2006, respectively.

New orders of 2,521 units for the quarter ended June 30, 2007, represented a decrease of 16.6 percent, compared to new orders of 3,023 units for the same period in 2006.  For the second quarter of 2007, new order dollars declined 21.8 percent to $696.8 million from $890.9 million for the second quarter of 2006.  Backlog at the end of the second quarter of 2007 decreased 39.2 percent to 4,953 units from 8,151 units at the end of the second quarter of 2006.  The dollar value of the Company’s backlog at June 30, 2007, was $1.5 billion, reflecting a decline of 42.2 percent from June 30, 2006.

Gross profit margins from home sales averaged 19.0 percent prior to inventory valuation adjustments and write-offs and negative 1.3 percent subsequent to these adjustments for the second quarter of 2007, compared to 23.2 percent for the same period in 2006.  Total gross profit margins, including land sales, fell to negative 1.2 percent in the second quarter of 2007 from 23.3 percent in the second quarter of 2006.  This decrease was primarily due to inventory valuation adjustments and write-offs, as well as to increased sales incentives that related to home deliveries for the second quarter of 2007.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 11.5 percent for the second quarter of 2007, compared to 10.1 percent for the same period in 2006.  This increase was primarily attributable to higher marketing and advertising costs per unit.  The homebuilding segments capitalized all interest incurred during the second quarter of 2007 due to development activity.

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RYLAND SECOND-QUARTER RESULTS

Corporate expenses were $7.1 million for the second quarter of 2007, compared to $19.0 million for the same period in the prior year.  This decrease was primarily due to lower incentive compensation expense that resulted from declines in earnings and stock price.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $9.8 million for the second quarter of 2007, compared to pretax earnings of $16.9 million for the same period in 2006.  The decline was primarily attributable to a 38.3 percent decrease in the number of mortgages originated due to a slowdown in the homebuilding market, partially offset by a 2.0 percent increase in average loan size.  The capture rate of mortgages originated for the Company’s homebuilding customers was 79.9 percent for the second quarter of 2007, compared to 82.5 percent for the same period in 2006.

RESULTS FOR THE FIRST HALF OF 2007

For the six months ended June 30, 2007, the Company reported a consolidated net loss of $76.9 million, or $1.82 per diluted share, compared to earnings of $184.8 million, or $3.88 per diluted share, for the same period in 2006.  Excluding inventory valuation adjustments and write-offs, which totaled $212.6 million, earnings for the first six months of 2007 would have been $1.37 per share.

The homebuilding segments reported a pretax loss of $123.7 million during the first six months of 2007, compared to $301.3 million in pretax earnings for the same period in 2006.  This decrease was primarily due to a decline in closings and margins, which included the impact of $212.6 million of inventory valuation adjustments and write-offs.

Homebuilding revenues decreased 36.5 percent to $1.4 billion for the first six months of 2007, compared to $2.2 billion for the same period in 2006.  This decline was primarily attributable to closings that totaled 4,763 units, a 35.3 percent decrease, from the same period in 2006.  The average closing price of a home was $295,000 for both six-month periods ended June 30, 2007 and 2006.  Homebuilding revenues for the first six months of 2007 included $7.0 million from land sales, compared to $33.9 million from land sales for the same period in 2006, which contributed net gains of $1.1 million and $11.4 million to pretax earnings in 2007 and 2006, respectively.

New orders of 5,510 units for the six months ended June 30, 2007, represented a decrease of 21.8 percent, compared to new orders of 7,044 units for the same period in 2006.  For the first six months of 2007, new order dollars declined 24.3 percent to $1.6 billion from $2.1 billion for the first six months of 2006.

Gross profit margins from home sales averaged 18.8 percent prior to inventory valuation adjustments and write-offs and 3.8 percent subsequent to these adjustments for the first six months of 2007, compared to 23.8 percent for the same period in 2006.  Total gross profit margins, including land sales, decreased to 3.9 percent for the first six months of 2007 from 23.8 percent for the same period in

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RYLAND SECOND-QUARTER RESULTS

2006.  This decrease was primarily due to inventory valuation adjustments and write-offs, as well as to increased sales incentives that related to home deliveries for the first six months of 2007.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 12.6 percent for the first six months of 2007, compared to 10.2 percent for the same period in 2006.  This increase was primarily attributable to higher marketing and advertising costs per unit and charges of $3.7 million relating to severance arrangements.  The homebuilding segments capitalized all interest incurred during the first six months of 2007 due to development activity.

Corporate expenses were $13.6 million for the first six months of 2007, compared to $34.0 million for the same period in the prior year.  This decrease was primarily due to lower incentive compensation expense that resulted from declines in earnings and stock price.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $17.8 million for the first six months of 2007, compared to pretax earnings of $28.4 million for the same period in 2006.  The decline was primarily attributable to a 36.7 percent decrease in the number of mortgages originated due to a slowdown in the homebuilding market, partially offset by a 2.0 percent increase in average loan size.  The capture rate of mortgages originated for the Company’s homebuilding customers was 79.5 percent for the first six months of 2007, compared to 81.4 percent for the same period in 2006.

STOCK REPURCHASE PROGRAM

For the three months ended June 30, 2007, the Company repurchased 370,000 shares of its common stock at a cost of $15.9 million.  Outstanding shares at June 30, 2007, were 41,843,645, versus 44,254,440 at June 30, 2006, representing a decrease of 5.4 percent.  In December 2006, the Company’s Board of Directors authorized $175.0 million for the purchase of additional shares.  At June 30, 2007, the Company had approximately $142.3 million remaining under this authorization.

SEGMENT REPORTING

The Company revised its segment disclosure for the three- and six-month periods ended June 30, 2006, to conform to its current presentation, which disaggregates its homebuilding operations into regional reporting segments.  The aforementioned changes to the Consolidated Financial Statements had no effect on the Company’s financial position as of June 30, 2007 and 2006, or on its results of operations and cash flows for the three- and six-month periods ended June 30, 2007 and 2006.

CHANGE IN OVERALL EFFECTIVE TAX RATE

The effective tax rate for the second quarter of 2007 was 41.0 percent.  The Company anticipates its annual effective rate to be lower than 39.0 percent as stated in the first quarter; however, as a result of the uncertainty of current market conditions, the Company is unable to provide more precise annual effective rate guidance at this time.

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RYLAND SECOND-QUARTER RESULTS

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The Company currently operates in 28 markets across the country and has built more than 270,000 homes and financed more than 225,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  the availability and cost of land;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Four financial-statement pages follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

REVENUES
Homebuilding	$722,578	$1,170,362	$1,413,941	$2,226,241
Financial services	17,107	26,530	32,174	45,489
TOTAL REVENUES	739,685	1,196,892	1,446,115	2,271,730

EXPENSES
Cost of sales	731,336	898,149	1,359,095	1,697,073
Selling, general and administrative	82,762	118,409	178,577	227,827
Financial services	7,315	9,655	14,359	17,080
Corporate	7,097	18,973	13,550	33,997
TOTAL EXPENSES	828,510	1,045,186	1,565,581	1,975,977

Earnings/(loss) before taxes	(88,825)	151,706	(119,466)	295,753

Tax expense/(benefit)	(36,394)	56,889	(42,590)	110,907

NET EARNINGS/(LOSS)	$(52,431)	$94,817	$(76,876)	$184,846

NET EARNINGS/(LOSS) PER COMMON SHARE
Basic	$(1.25)	$2.11	$(1.82)	$4.06
Diluted	(1.25)	2.03	(1.82)	3.88

AVERAGE COMMON SHARES OUTSTANDING
Basic	42,010,783	45,025,672	42,248,112	45,580,235
Diluted	42,010,783	46,762,816	42,248,112	47,590,596

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Cash and cash equivalents	$84,503	$215,037
Housing inventories
Homes under construction	1,093,250	1,079,702
Land under development and improved lots	1,257,176	1,427,930
Consolidated inventory not owned	154,330	263,853
Total inventories	2,504,756	2,771,485
Property, plant and equipment	83,046	76,887
Net deferred taxes	148,617	84,199
Purchase price in excess of net assets acquired	2,802	18,185
Other	271,894	250,904
TOTAL ASSETS	3,095,618	3,416,697

LIABILITIES
Accounts payable	174,843	186,868
Accrued and other liabilities	373,826	586,797
Debt	1,020,211	950,117
TOTAL LIABILITIES	1,568,880	1,723,782

MINORITY INTEREST	142,895	181,749

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized - 200,000,000 shares Issued - 41,843,645 shares at June 30, 2007 (42,612,525 shares at December 31, 2006)	41,844	42,612
Retained earnings	1,337,562	1,463,727
Accumulated other comprehensive income	4,437	4,827
TOTAL STOCKHOLDERS’ EQUITY	1,383,843	1,511,166
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,095,618	$3,416,697

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
EARNINGS/(LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$20,714	$51,331	$29,162	$84,613
Southeast	8,010	64,402	16,866	118,909
Texas	8,984	13,604	14,916	21,505
West	(129,228)	24,467	(184,675)	76,314
Financial services	9,792	16,875	17,815	28,409
Corporate and unallocated	(7,097)	(18,973)	(13,550)	(33,997)
Total	$(88,825)	$151,706	$(119,466)	$295,753

NEW ORDERS
Units
North	653	778	1,489	1,814
Southeast	705	851	1,494	2,109
Texas	682	944	1,511	1,968
West	481	450	1,016	1,153
Total	2,521	3,023	5,510	7,044

Dollars (in millions)
North	$210	$258	$479	$591
Southeast	195	260	426	649
Texas	139	193	313	390
West	153	180	351	443
Total	$697	$891	$1,569	$2,073

CLOSINGS
Units
North	699	966	1,306	1,756
Southeast	725	1,216	1,482	2,414
Texas	659	821	1,243	1,561
West	378	800	732	1,626
Total	2,461	3,803	4,763	7,357

Average closing price (in thousands)
North	$320	$307	$318	$309
Southeast	303	293	308	286
Texas	214	189	215	187
West	351	394	362	398
Total	$292	$295	$295	$295

OUTSTANDING CONTRACTS			June 30,
Units			2007	2006
North			1,340	1,832
Southeast			1,651	3,296
Texas			1,288	1,736
West			674	1,287
Total			4,953	8,151

Dollars (in millions)
North			$450	$620
Southeast			496	1,065
Texas			274	356
West			239	482
Total			$1,459	$2,523

Average price (in thousands)
North			$334	$338
Southeast			301	323
Texas			212	205
West			354	375
Total			$294	$310

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended June 30,		Six months ended June 30,
RESULTS OF OPERATIONS	2007	2006	2007	2006

Revenues
Net gains on sales of mortgages and mortgage servicing rights	$8,105	$11,250	$15,319	$20,163
Title/escrow/insurance	6,378	11,211	12,903	17,960
Net origination fees	2,421	3,705	3,497	6,754
Interest and other	203	364	455	612
Total revenues	17,107	26,530	32,174	45,489
General and administrative expenses	7,315	9,655	14,359	17,080
Pretax earnings	$9,792	$16,875	$17,815	$28,409

OPERATIONAL DATA

Retail operations:
Originations (units)	1,848	2,995	3,562	5,630
Ryland Homes closings as a percentage of total closings	99.5%	99.5%	99.5%	99.5%
Ryland Homes origination capture rate	79.9%	82.5%	79.5%	81.4%

Investment operations:
Mortgage-backed securities and notes receivable average balance	$419	$1,359	$490	$2,016